Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 28, 2020, relating to the consolidated financial statements of Dominion Energy South Carolina, Inc. and affiliates, appearing in the Annual Report on Form 10-K of Dominion Energy South Carolina, Inc., for the year ended December 31, 2019 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina

January 12, 2021